Exhibit 10.1

FIRST AMENDMENT
GLOBALOPTIONS GROUP, INC.
 EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the "Agreement"), made as of and effective as of April 1, 2009 by and between GlobalOptions Group, Inc., a Delaware corporation, with its principal place of business at 75 Rockefeller Plaza, 27th Floor, New York, NY 10019 (“Company"), and Howard Safir (the "Executive").

WHEREAS

The Company and the Executive entered into an Employment Agreement, dated May 12, 2006 (the “Original Agreement”) and the parties hereto desire to amend such Original Agreement as set forth herein.

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.	Section 2 shall be restated in its entirety as follows:

Subject to the provisions contained in paragraphs 6 and 7, the Executive's employment by the Company shall be for an initial term commencing May 12, 2006 and expiring on the close of business on March 31, 2010 (the “Initial Term”). Thereafter, the Company will declare its intention to renew your employment by written notice to you at least thirty (30) days prior to the expiration of the Initial Term (the Extended Term”) of this Agreement, and at least thirty (30) days prior to the end of each one year term thereafter, unless either party shall give the other 30 days advance written notice of expiration of the term (a “Notice of Termination”). The Initial Term and the Extended Term, if any, thereafter, during which the Executive's employment shall continue are collectively referred to as the “Term”).  The Company shall have the right at any time during such 30 day notice period, to relieve the Executive of his offices, duties and responsibilities and to place him on a paid leave-of-absence status, provided that during such 30 day notice period the Executive shall remain a full-time employee of the Company and shall continue to receive his then current salary compensation and other benefits as provided in this Agreement, for said 30 day period.  The date on which the Executive ceases to be employed by the Company, regardless of the reason therefore is referred to in this Agreement as the “Date of Termination”.

2.	Section 4 shall be restated in its entirety as follows:

As compensation for his services hereunder, the Company shall continue to pay the Executive in accordance with its normal payroll practices, and effective May 12, 2009, the  annualized base salary shall be $375,000 for the remainder of the Term of this Agreement. In addition to the base salary, effective April 1, 2009, the Executive shall be eligible for a targeted performance bonus as set forth in Exhibit 1 to this Agreement.

3.	Section 6(b) shall be restated in its entirety as follows:

(a)    Provided that the Executive is not then otherwise in breach of this Agreement, the Executive shall be entitled to terminate this Agreement and the Term hereunder for "Good Reason" at any time during the Term by written notice to the Company given not more than 60 days after the occurrence of the event constituting such Good Reason.  “Good Reason” shall be limited to the occurrence, without the Executive’s consent, of one or more of the following events:

(i)    a material reduction of the Executive’s duties and responsibilities or the assignment of duties which are materially inconsistent with his position as set forth in paragraph 3(a) above, which action is not reversed within 30 days after written notice thereof to the Company by the Executive that the Executive's employment shall terminate for “Good Reason” unless such breach is cured (if curable) within 30 days after such written notice;

(ii)    any breach by the Company (not covered by clause (i) above) of any provision of this Agreement, which breach remains uncured (if curable) after written notice thereof to the Company by the Executive that the Executive's employment shall terminate for “Good Reason” unless such breach is cured within 30 days after such written notice; and

(iii)    if the Company has a change of control. For purposes of this Agreement, the term “Change of Control” shall mean:  (x) the sale, transfer, exchange, conveyance or other disposition (other than by way of merger, consolidation, recapitalization or reorganization), in one or a series of related transactions, of all or substantially all of the assets of the Company or more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company held by persons who are stockholders of the Company on the date hereof to any person or entity; (y) the adoption of a plan relating to the liquidation or dissolution of the Company; or (z) a merger or consolidation of the Company with or into another corporation or entity or a recapitalization or reorganization of the Company if, immediately upon the consummation of such merger, consolidation, reorganization or recapitalization, the holders of the outstanding voting securities of the Company, determined immediately prior to such merger, consolidation, reorganization or recapitalization do not immediately thereafter own more than fifty percent (50%) of the combined voting power of the merged, consolidated, reorganized or recapitalized company’s outstanding securities entitled to vote generally in the election of directors.

In the event that the Executive purportedly terminates his employment for “Good Reason” and the arbitrator appointed pursuant to paragraph 19 determines that “Good Reason” as defined herein was not present, then such purported termination for “Good Reason” shall be deemed a termination for “cause” pursuant to paragraph 6(a)(vii) and the Executive’s rights and remedies will be governed by paragraph 6(d), in full satisfaction and in lieu of any and all other or further remedies the Executive may have.

4.	A new Section 6(f) shall be added to the Original Agreement as follow:

In the event the Executive terminates his employment for “Good Reason” as a result of Change of Control of the Company, subject to the Company’s stock option plans, all stock options and restricted stock shall vest immediately upon such termination and all performance conditions for any performance stock options or restricted stock shall be deemed to be met and the term to exercise any stock options will be equal to the term of the stock option originally granted.

5.	Except as hereby amended, the Original Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified.

WHEREOF, the parties have executed this First Amendment Employment Agreement as of the day and year first above written.

/s/ Howard Safir
Executive: Howard Safir

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey Schiller
Harvey Schiller, CEO